Exhibit 10.37

RESTRICTED SHARE AWARD NOTICE

to [NAME]

Pursuant to the United Continental Holdings, Inc.

2008 Incentive Compensation Plan

Restricted Share Award Notice under the United Continental Holdings, Inc. 2008 Incentive Compensation Plan (the “Plan”), dated as of [Grant_Month] [Grant_Day], [Grant_Year], between United Continental Holdings, Inc., a Delaware Corporation (the “Company”), and [Grantee_First_Name] [Grantee_Last_Name].

This Restricted Share Award Notice (this “Award Notice”) sets forth the terms and conditions of an award of [Restricted Shares] shares (the “Award”) of the Company’s Common Stock, $0.01 par value, that are subject to certain restrictions on transfer and risks of forfeiture and other terms and conditions specified herein (“Restricted Shares”) and that are granted to you under the Plan.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern; provided, however, that this Award shall be subject to the terms of any applicable employment agreement between you and the Company or an Affiliate that is in effect at the time of your Termination of Employment (provided, however, that the terms of the Plan relating to the treatment of Awards upon death or disability shall govern notwithstanding the terms of any such employment agreement).

SECTION 2. Definitions. Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan. As used in this Award Notice, the following terms have the meanings set forth below:

“Qualifying Event” means your Termination of Employment on the date upon which a Change of Control occurs or within two years thereafter under circumstances which would permit you to receive a cash severance payment pursuant to an employment agreement between you and the Company or an Affiliate or, if no such employment agreement exists, then pursuant to the severance plan, if any, of the Company or an Affiliate then covering you; provided, however, that a Qualifying Event shall not include any such Termination of Employment that results from your voluntary separation from service which is not treated as an “involuntary separation from service” pursuant to Treasury regulation section 1.409A-1(n)(2).

“Vesting Date” means the date on which your rights with respect to all or a portion of the Restricted Shares subject to this Award Notice may become fully vested, and the restrictions set forth in this Award Notice may lapse, as provided in Section 3(a) of this Award Notice.

SECTION 3. Vesting and Delivery. (a) Vesting. On each Vesting Date set forth below, your rights with respect to the number of Restricted Shares that corresponds to such Vesting Date, as specified in the chart below, shall become vested, and the restrictions set forth in this Award Notice shall lapse, provided that you must be employed by the Company or an Affiliate on the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion or as provided in the Plan (subject to the terms of any applicable employment agreement between you and the Company or an Affiliate that is in effect at the time of your Termination of Employment; provided, however, that the terms of the Plan relating to the treatment of Awards upon death or disability shall govern notwithstanding the terms of any such employment agreement).

Vesting Date	Percentage That Vests	Number of Restricted Shares That Vest	Aggregate Number of Restricted Shares Vested

[To be established at the time of grant.]

Notwithstanding the preceding provisions of this Section 3(a), if you remain continuously employed by the Company or an Affiliate from the date of grant of this Award until the date upon which a Qualifying Event occurs, then on the date of such Qualifying Event your rights with respect to all Restricted Shares that are not then vested as provided above shall become vested, and the restrictions set forth in this Award Notice shall lapse with respect to all such Restricted Shares. The provisions of Section 8 of the Plan shall not apply to this Award.

Delivery of Shares. On and following the date of this Award Notice, Restricted Shares may be evidenced in such manner as the Company may determine. If certificates representing Restricted Shares are registered in your name, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, until such time, if any, as your rights with respect to such Restricted Shares become vested. Upon the vesting of your rights with respect to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to you or your legal representative.

SECTION 4. Forfeiture of Restricted Shares. Unless the Committee determines otherwise, and except as otherwise provided in Section 3(a) of this Award Notice, if your rights with respect to any Restricted Shares awarded to you pursuant to this Award Notice have not become vested prior to the date of your Termination of Employment, your rights with respect to such Restricted Shares shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Non-Transferability of Restricted Shares. Unless otherwise provided by the Committee in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, prior to the date that they become vested, Restricted Shares may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 6. Dividends and other Distributions. Dividends and other distributions that are paid or distributed with respect to a Restricted Share (whether in the form of Shares or other property (including cash)) (referred to herein as “Distributions”) shall be subject to the risk of forfeiture applicable to the related Restricted Share and shall be held by the Company or other depository as may be designated by the Committee as a depository for safekeeping. If the Restricted Share to which such Distributions relate is forfeited to the Company, then such Distributions shall be forfeited to the Company at the same time such Restricted Share is so forfeited. If the Restricted Share to which such Distributions relate becomes vested, then such Distributions shall be paid and distributed to you as soon as administratively feasible after such Restricted Share becomes vested (but in no event later than March 15 of the calendar year following the calendar year in which such vesting occurs). Distributions paid or distributed with respect to Restricted Shares shall bear such legends, if any, as may be determined by the Committee to reflect the terms and conditions of this Agreement and to comply with applicable securities laws.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Share certificates pursuant to Section 3(b) of this Award Notice and the delivery of Distributions is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 10(d) of the Plan. The Company will withhold from the number of Restricted Shares otherwise deliverable to you pursuant to Section 3(b) and from Shares (or other securities) otherwise deliverable to you pursuant to Section 6 a number of Shares (or, to the extent applicable, such other securities) having a Fair Market Value equal to such withholding liability; provided that the Company shall be authorized to take such actions as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amounts owing from the Company to you) to satisfy all obligations for the payment of such taxes.

Consents. Your rights in respect of the Restricted Shares are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

Legends. The Company may affix to certificates for Shares issued pursuant to this Award Notice any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Notice, and its determinations shall be final, binding and conclusive.

SECTION 10. Clawback. Notwithstanding any provisions in this Award Notice to the contrary, any portion of the payments and benefits provided under this Award Notice or the sale of Shares shall be subject to a clawback to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

SECTION 11. Amendment of this Award Notice. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice and the Restricted Shares shall be subject to the provisions of Section 7(c) of the Plan).

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